Exhibit (d)(2)

SCHEDULE B
TO THE
INVESTMENT ADVISORY AGREEMENT
BETWEEN
NEW COVENANT FUNDS
AND
SEI INVESTMENTS MANAGEMENT CORPORATION
DATED FEBRUARY 20, 2012, AS AMENDED JULY 1, 2019

New Covenant Growth Fund		[REDACTED]
New Covenant Income Fund		[REDACTED]
New Covenant Balanced Growth Fund		[REDACTED]
New Covenant Balanced Income Fund		[REDACTED]

NEW COVENANT FUNDS		SEI INVESTMENTS MANAGEMENT CORPORATION

By:	/s/ Stephen G. MacRae	By:	/s/ William T. Lawrence

Name:	Stephen G. MacRae	Name:	William T. Lawrence

Attest:	/s/ Aaron C. Buser	Attest:	/s/ Aaron C. Buser